Exhibit 99.1
KINDER MORGAN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Earnings per Share up 10%; Adjusted Earnings per Share up 13%
Approves Cash Dividend of $0.2875 Per Share ($1.15 Annualized)

HOUSTON, April 17, 2024 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2875 per share for the first quarter ($1.15 annualized), payable on May 15, 2024, to stockholders of record as of the close of business on April 30, 2024. This dividend is a 2% increase over the first quarter of 2023.

The company is reporting:
•First quarter earnings per share (EPS) of $0.33 and distributable cash flow (DCF) per share of $0.64, up 10% and 5%, respectively, compared to the first quarter of 2023.
•Net income attributable to KMI of $746 million, compared to $679 million in the first quarter of 2023.
•DCF of $1,422 million for the quarter, compared to $1,374 million in the first quarter of 2023.

“The ongoing war in Ukraine and conflict in the Middle East have served to highlight to policy makers and the public at large the crucial role energy plays on the global stage. It has often been said that energy security is national security. Clearly the delivery of energy by companies located in stable countries that respect the rule of law is more important now than ever. We are proud to be one such company and are committed to serving our customers for many years to come,” said Executive Chairman Richard D. Kinder.

“Kinder Morgan has throughout our history been a leader in the midstream sector, developing an extensive, interconnected network of fee-based assets in the energy infrastructure space, and now with a growing footprint in the energy transition. The dividend declared this quarter represents the seventh consecutive year in which we have increased the dividend. In the first quarter we continued to internally fund high-quality capital projects while generating cash flow from operations of $1.2 billion and $570 million in free cash flow after capital expenditures,” Kinder concluded.

“The company got off to a strong start this quarter on increased financial contributions from our Natural Gas Pipelines, Products Pipelines and Terminals business segments, with Net income attributable to KMI up 10% and Adjusted EBITDA up 7% versus the first quarter of 2023,” said Chief Executive Officer Kim Dang.

“KMI’s balance sheet is strong, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1 times,” continued Dang.

“Notwithstanding the current low natural gas price environment, the future looks very bright for our Natural Gas Pipelines business segment. We expect demand for natural gas to grow substantially between now and 2030, led by more than a doubling of demand for liquefied natural gas (LNG) exports and a more than 50% increase in exports to Mexico. We are also anticipating significant new natural gas demand for electric generation associated with artificial intelligence operations, crypto currency mining and data centers, which would be additive to the growth discussed above,” continued Dang. “It’s also important to note that the Biden Administration’s ‘pause’ in approving LNG exports to non-Free Trade Agreement countries, while disappointing, will likely have no impact on our planned projects to support LNG exports.”

“Our project backlog at the end of the first quarter was $3.3 billion, up from $3 billion at year-end 2023. In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from CO2 enhanced oil recovery projects and our gathering and processing projects, where the earnings are more uneven than with our other business segments. To compensate for those uneven earnings profiles we require higher return thresholds for those projects. We expect the remaining $2 billion of projects in the backlog to generate an average Project EBITDA multiple of under 5.0 times.

“We are devoting nearly 80% of our project backlog to lower-carbon energy investments, including natural gas, renewable natural gas (RNG), renewable diesel (RD), feedstocks associated with RD and sustainable aviation fuel, as well as carbon capture and sequestration,” Dang concluded.

2024 Outlook

For 2024, including contributions from the acquired STX Midstream assets, KMI budgeted net income attributable to KMI of $2.7 billion ($1.22 per share), up 15% versus 2023, and expects to declare dividends of $1.15 per share for 2024, a 2% increase from the dividends declared for 2023. The company also budgeted 2024 DCF of $5 billion ($2.26 per share), and Adjusted EBITDA of $8.16 billion, both up 8% versus 2023, and to end 2024 with a Net Debt-to-Adjusted EBITDA ratio of 3.9 times.

The budget assumes average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $82 per barrel and $3.50 per million British thermal unit (MMBtu), respectively, consistent with the forward curve extant during the company’s annual budget process.

“Although natural gas prices are expected to be significantly below budget for the full year, given that we have modest direct commodity price exposure and have seen strong execution across our businesses, there’s no change to our full year budget guidance,” said Dang.

This press release includes Adjusted Net income attributable to KMI and DCF, in each case in the aggregate and per share, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF (free cash flow), and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was up in the first quarter of 2024 relative to the first quarter of 2023, largely due to higher margins realized on our storage assets and higher volumes on our gathering systems, as well as additional contributions from our recent STX Midstream acquisition,” said KMI President Tom Martin.

“Natural gas transport volumes were up 2% compared to the first quarter of 2023. Natural gas gathering volumes were up 17% from the first quarter of 2023, primarily from our Haynesville and Eagle Ford gathering systems.

“Contributions from the Products Pipelines business segment were up compared to the first quarter of 2023 due to higher rates on existing assets and contributions from new capital projects. Total refined products and crude and condensate volumes were down slightly compared to the first quarter of 2023,” Martin said.

“Terminals business segment earnings were up compared to the first quarter of 2023. Increased contributions from liquids terminals expansion projects and higher rates on our Jones Act tankers were partially offset by lower petroleum coke volumes resulting from several refinery turnarounds and unplanned outages. The Jones Act fleet remains fully contracted under term charter agreements,” continued Martin.

“CO2 business segment earnings were down compared to the first quarter of 2023, primarily due to lower CO2 sales volumes, which were down 7% on a net-to-KMI basis compared to the first quarter of 2023. Price movements across our three primary commodities roughly offset one another,” said Martin. “Growth in NGL sales volumes was offset by lower crude volumes.”

Other News

Corporate
•KMI is adjusting its long-term leverage target from around 4.5 times Net Debt-to-Adjusted EBITDA to a range of 3.5 to 4.5 times. This is consistent with how we have operated over the past several years. We believe this target range is appropriate over the long term given our significant scale and high-quality energy infrastructure assets which produce stable, fee-based cash flows backed by multi-year contracts.

•In January 2024, KMI issued $1.25 billion of 5.00% senior notes due February 2029 and $1.00 billion of 5.40% senior notes due February 2034 to repay outstanding commercial paper (mainly incurred for the acquisition of STX Midstream), maturing debt and for general corporate purposes. The rates on the notes were favorable compared to budgeted rates.

Natural Gas Pipelines
•Construction is nearly complete on KMI’s project to expand the working gas storage capacity at its Markham Storage facility (Markham) in Matagorda County along the Texas Gulf Coast. The project adds an additional cavern at Markham to provide more than 6 billion cubic feet (Bcf) of incremental working gas storage capacity and 650 million cubic feet per day (MMcf/d) of incremental withdrawal capacity on KMI’s extensive Texas intrastate system. Shippers have subscribed to all of the available capacity under long-term agreements. Partial commercial service began last November, with full commercial service expected in June 2024.

•Construction activities continue for Tejas’ approximately $97 million South Texas to Houston Market expansion project. The project will add compression on Tejas’ mainline to increase natural gas deliveries by approximately 0.35 Bcf/d to Houston markets. The target in-service date is the first quarter of 2025.

•Construction is underway on an approximately $180 million expansion of the KMTP system to provide transportation and treating services to lean Eagle Ford producers in Webb County. The expansion project, supported by a long-term contract, is designed to deliver up to 500 MMcf/d of Eagle Ford natural gas supply into our Intrastate network. The project is currently on track to be placed in service in November 2024.

•Construction has begun on both phases of the Evangeline Pass project. The two-phase $673 million project involves modifications and enhancements to portions of the Tennessee Gas Pipeline and Southern Natural Gas systems in Mississippi and Louisiana, which will result in the delivery of approximately 2 Bcf/d of natural gas to Venture Global’s proposed Plaquemines LNG facility. The expected in-service date for phase 1 is July 1, 2024, while the expected in-service date for phase 2 is July 1, 2025.

•TGP has executed long-term contracts to support its approximately $63 million Muskrat project. The Muskrat project is designed to deliver up to 225 MMcf/d of supply to the Southeast markets. The project includes modifications to TGP’s existing compression and auxiliary facilities and is expected to be in service on August 1, 2025.

Terminals
•Civil and tank foundation work continues on KMI’s latest expansion of its industry-leading RD and sustainable aviation fuel feedstock storage and logistics offering in its lower Mississippi River hub. The scope of work at its Geismar River Terminal in Geismar, Louisiana includes construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. The approximately $54 million Geismar River Terminal project, which is supported by a long-term commercial commitment, is expected to be in service by the fourth quarter of 2024.

Energy Transition Ventures
•Construction continues on the previously announced conversion of the Autumn Hills, Michigan, landfill gas-to-electric facility to an RNG facility. The RNG facility is expected to be placed in service in the fourth quarter of 2024 with a capacity of 0.8 Bcf of RNG annually. Once complete and in service, this additional facility will bring KMI’s total RNG generation capacity to 6.9 Bcf per year.

•On April 12, Kinder Morgan Energy Transitions Ventures (ETV) group and TGS Cedar Port Partners, LP executed a pore space lease agreement composed of approximately 10,800 acres near the Houston Ship Channel, with total CO2 storage capacity in excess of 300 million tonnes. This lease will give ETV a geographically and geologically advantaged platform to develop CO2 sequestration solutions for nearby sources of emissions.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 79,000 miles of pipelines, 139 terminals, 702 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.1 Bcf per year with an additional 0.8 Bcf in development. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, April 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses, including amortization of excess cost of equity investments, (EBDA) along with the non-GAAP financial measures of Adjusted Net income attributable to Common Stock, and distributable cash flow (DCF), both in the aggregate and per share for each, Adjusted Segment EBDA, Adjusted Net income attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses, including amortization of excess cost of equity investments, (EBITDA) and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 4, and 6.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below).

The following table summarizes our Certain Items for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023
	(In millions)
Certain Items
Fair value amortization	$—	$(4)
Change in fair value of derivative contracts (1)	50	(68)
(Gain) loss on divestitures and impairment, net	(29)	67
Income tax Certain Items (2)	(9)	1
Total Certain Items (3)(4)	$12	$(4)

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(3)	Amount for the period ending March 31, 2023 includes the following amounts reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: (i) $(2) million included within “Change in fair value of derivative contracts” and (ii) $67 million included within “(Gain) loss on divestitures and impairment, net” for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(4)	Amounts for the periods ending March 31, 2024 and 2023 include, in aggregate, $2 million and $(8) million, respectively, included within “Interest, net” on the accompanying Preliminary Consolidated Statements of Income which consist of (i) $(4) million for the 2023 period only of “Fair value amortization” and (ii) $2 million and $(4) million, respectively, of “Change in fair value of derivative contracts.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock and Adjusted EPS is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure used by us, investors and other external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF is also used by us, investors, and other external users to compare the performance of companies across our industry. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 4.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A and amortization of excess cost of equity investments, income tax expense and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 6.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 3, and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2024 expectations; anticipated dividends; and KMI’s capital projects, including expected costs, completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2023 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2024	2023
Revenues	$3,842	$3,888
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,107	1,215
Operations and maintenance	680	639
Depreciation, depletion and amortization	587	565
General and administrative	175	166
Taxes, other than income taxes	111	110
Gain on divestitures, net	(32)	—
Other income, net	(9)	(1)
Total operating costs, expenses and other	2,619	2,694
Operating income	1,223	1,194
Other income (expense)
Earnings from equity investments	243	165
Amortization of excess cost of equity investments	(12)	(17)
Interest, net	(472)	(445)
Other, net	—	2
Income before income taxes	982	899
Income tax expense	(209)	(196)
Net income	773	703
Net income attributable to NCI	(27)	(24)
Net income attributable to Kinder Morgan, Inc.	$746	$679
Class P Shares
Basic and diluted earnings per share	$0.33	$0.30	10%
Basic and diluted weighted average shares outstanding	2,220	2,247	(1)%
Declared dividends per share	$0.2875	$0.2825	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (1)	$758	$675	12%
Adjusted EPS (1)	$0.34	$0.30	13%

Notes
(1)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to DCF Reconciliations
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2024	2023
Net income attributable to Kinder Morgan, Inc.	$746	$679	10%
Certain Items (1)
Fair value amortization	—	(4)
Change in fair value of derivative contracts	50	(68)
(Gain) loss on divestitures and impairment, net	(29)	67
Income tax Certain Items	(9)	1
Total Certain Items	12	(4)	400%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$758	$675	12%

Net income attributable to Kinder Morgan, Inc.	$746	$679	10%
Total Certain Items (2)	12	(4)
Net income allocated to participating securities (3)	(4)	(4)
Adjusted Net Income Attributable to Common Stock	$754	$671	12%

Net income attributable to Kinder Morgan, Inc.	$746	$679	10%
Total Certain Items (2)	12	(4)	400%
DD&A	587	565
Amortization of excess cost of equity investments	12	17
Income tax expense (4)	218	195
Cash taxes	2	(1)
Sustaining capital expenditures	(169)	(156)
Amounts from joint ventures
Unconsolidated JV DD&A	86	81
Remove consolidated JV partners' DD&A	(16)	(16)
Unconsolidated JV income tax expense (5)(6)	22	26
Unconsolidated JV cash taxes (5)	(57)	—
Unconsolidated JV sustaining capital expenditures	(34)	(29)
Remove consolidated JV partners' sustaining capital expenditures	3	2
Other items (7)	10	15
DCF	$1,422	$1,374	3%
Weighted average shares outstanding for dividends (8)	2,233	2,260
DCF per share	$0.64	$0.61	5%
Declared dividends per share	$0.2875	$0.2825

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Net income allocated to common stock and participating securities is based on the amount of dividends paid in the current period plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security participates in earnings or excess distributions over earnings, as applicable.
(4)	To avoid duplication, adjustments for income tax expense for the periods ended March 31, 2024 and 2023 exclude $(9) million and $1 million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(6)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items.”
(7)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(8)	Includes restricted stock awards that participate in dividends.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2024	2023
Net income attributable to Kinder Morgan, Inc.	$746	$679	10%
Certain Items (1)
Fair value amortization	—	(4)
Change in fair value of derivative contracts	50	(68)
(Gain) loss on divestitures and impairment, net	(29)	67
Income tax Certain Items	(9)	1
Total Certain Items	12	(4)
DD&A	587	565
Amortization of excess cost of equity investments	12	17
Income tax expense (2)	218	195
Interest, net (3)	470	453
Amounts from joint ventures
Unconsolidated JV DD&A	86	81
Remove consolidated JV partners' DD&A	(16)	(16)
Unconsolidated JV income tax expense (4)	22	26
Adjusted EBITDA	$2,137	$1,996	7%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	To avoid duplication, adjustments for income tax expense for the periods ended March 31, 2024 and 2023 exclude $(9) million and $1 million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(3)	To avoid duplication, adjustments for interest, net for the periods ended March 31, 2024 and 2023 exclude $2 million and $(8) million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended March 31,
	2024	2023
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,514	$1,495
Certain Items (2)
Change in fair value of derivative contracts	39	(65)
Gain on divestiture	(29)	—
Natural Gas Pipelines Adjusted Segment EBDA	$1,524	$1,430

Products Pipelines Segment EBDA	$292	$184
Certain Items (2)
Change in fair value of derivative contracts	1	—
Loss on impairment	—	67
Products Pipelines Adjusted Segment EBDA	$293	$251

Terminals Segment EBDA	$269	$254

CO2 Segment EBDA	$158	$172
Certain Items (2)
Change in fair value of derivative contracts	8	1
CO2 Adjusted Segment EBDA	$166	$173

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, gain on divestitures, net, other income, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended December 31,
	2024	2023
Natural Gas Pipelines
Transport volumes (BBtu/d)	41,432	40,429
Sales volumes (BBtu/d)	2,563	2,117
Gathering volumes (BBtu/d)	3,584	3,069
NGLs (MBbl/d)	37	33
Products Pipelines (MBbl/d)
Gasoline (2)	924	948
Diesel fuel	335	328
Jet fuel	274	271
Total refined product volumes	1,533	1,547
Crude and condensate	456	460
Total delivery volumes (MBbl/d)	1,989	2,007
Terminals
Liquids leasable capacity (MMBbl)	78.6	78.5
Liquids leased capacity %	93.8%	92.8%
Bulk transload tonnage (MMtons)	13.5	13.4
CO2
SACROC oil production	19.11	19.26
Yates oil production	6.25	6.74
Other	2.05	2.61
Total oil production - net (MBbl/d) (3)	27.41	28.61
NGL sales volumes - net (MBbl/d) (3)	8.87	8.16
CO2 sales volumes - net (Bcf/d)	0.335	0.362
RNG sales volumes (BBtu/d)	7	5
Realized weighted average oil price ($ per Bbl)	$68.70	$67.15
Realized weighted average NGL price ($ per Bbl)	$28.23	$34.06

CO2 Segment Hedges	Remaining 2024	2025	2026	2027	2028
Crude Oil (4)
Price ($ per Bbl)	$66.16	$64.52	$65.35	$64.67	$63.18
Volume (MBbl/d)	22.73	14.05	9.20	4.70	0.30
NGLs
Price ($ per Bbl)	$47.77	$34.26
Volume (MBbl/d)	3.84	0.08

Notes
(1)	Volumes for acquired assets are included for all periods, except for volumes associated with NET Mexico, Eagle Ford Transmission, Dos Caminos and Mission Natural Gas which are excluded from both periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$119	$83
Other current assets	2,188	2,459
Property, plant and equipment, net	37,313	37,297
Investments	7,906	7,874
Goodwill	20,094	20,121
Deferred charges and other assets	3,116	3,186
Total assets	$70,736	$71,020
Liabilities and Stockholders' Equity
Short-term debt	$1,975	$4,049
Other current liabilities	2,600	3,172
Long-term debt	30,071	27,880
Debt fair value adjustments	100	187
Other	4,247	4,003
Total liabilities	38,993	39,291
Other stockholders' equity	30,648	30,523
Accumulated other comprehensive loss	(276)	(217)
Total KMI stockholders' equity	30,372	30,306
Noncontrolling interests	1,371	1,423
Total stockholders' equity	31,743	31,729
Total liabilities and stockholders' equity	$70,736	$71,020

Net Debt (1)	$31,931	$31,837

Table 6 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	March 31,	December 31,
	2024	2023
Net income attributable to Kinder Morgan, Inc.	$2,458	$2,391
Total Certain Items (3)	36	19
DD&A	2,272	2,250
Amortization of excess cost of equity investments	61	66
Income tax expense (4)	705	682
Interest, net (4)	1,821	1,804
Amounts from joint ventures
Unconsolidated JV DD&A	328	323
Less: Consolidated JV partners' DD&A	(63)	(63)
Unconsolidated JV income tax expense	85	89
Adjusted EBITDA	$7,703	$7,561

Net Debt-to-Adjusted EBITDA (5)	4.1	4.2

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(4) million and $9 million as of March 31, 2024 and December 31, 2023, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Year-end 2023 net debt reflects borrowings to fund the STX Midstream acquisition that closed on December 28, 2023. Including a full year of Adjusted EBITDA from the acquired assets on a Pro Forma basis, the leverage ratio would have been 4.1x.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2024	2023
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$746	$679
Net income attributable to noncontrolling interests	27	24
DD&A	587	565
Amortization of excess cost of equity investments	12	17
Deferred income taxes	198	190
Earnings from equity investments	(243)	(165)
Distribution of equity investment earnings (1)	183	188
Working capital and other items	(321)	(165)
Cash flow from operations	1,189	1,333
Capital expenditures (GAAP)	(619)	(507)
FCF	570	826
Dividends paid	(631)	(627)
FCF after dividends	$(61)	$199

Notes
(1)	Periods ended March 31, 2024 and 2023 exclude distributions from equity investments in excess of cumulative earnings of $35 million and $61 million, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.